Exhibit 4.3

NORTHERN TRUST CORPORATION

2026 EMPLOYEE STOCK PURCHASE PLAN

As Approved By Stockholders on April 21, 2026

1. Purpose of the Plan. The purpose of the Plan is to provide an opportunity for Eligible Employees of the Corporation and its Designated Companies to purchase Common Stock at a discount through voluntary Contributions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Corporation’s stockholders. The Corporation intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Section 423 Offering”); provided, however, that the Committee may also authorize the grant of rights under offerings of the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Committee for such purpose (each, a “Non-423 Offering”).

2. Definitions.

(a) “Affiliate” means any person or entity that directly or indirectly controls or is controlled by the Corporation. The term “control” (including, with correlative meaning, the terms “controlled by”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise. The Committee will have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.

(b) “Applicable Law” means the requirements relating to the administration of equity-based awards under state corporate laws, United States federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. jurisdiction where rights are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Corporation.

(d) “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Corporation representing more than 30 percent of the voting power of the then outstanding equity securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”), provided, however, that for purposes of this subsection (i) the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Corporation, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, and (C) an acquisition pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection (iii); or

(ii) A change in the composition of the Board as of the Effective Date (the “Incumbent Board”) that causes less than a majority of the directors of the Corporation then in office to be members of the Incumbent Board, provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50 percent of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all of substantially all of the Corporation’s assets directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, (B) no person (excluding any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Corporation existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Outstanding Corporation Voting Securities immediately before such transaction.

(e) “Code” means the United States Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or United States Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f) “Committee” means the Human Capital and Compensation Committee of the Board or any subcommittee referred to in Section 4(e).

(g) “Common Stock” means the Common Stock, par value $1.66 2/3, of the Corporation, as the same may be converted, changed, reclassified or exchanged.

(h) “Contributions” means the amount of Eligible Pay contributed by a Participant through payroll deductions or other payments that the Committee may permit a Participant to make to fund the exercise of rights to purchase Shares granted pursuant to the Plan. Without limitation, Contributions may include direct payments or payroll deductions from a Participant as may be accepted by the Corporation to adjust for the Corporation’s delay or mistake in processing an enrollment form or in otherwise affecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code.

(i) “Corporation” means Northern Trust Corporation, a Delaware corporation, or any successor to all or substantially all of the Corporation’s business that adopts the Plan.

(j) “Designated Company” means any Parent, Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan. The Committee may designate any Parent, Subsidiary or Affiliate as a Designated Company in a Non-423 Offering. For purposes of a Section 423 Offering, only the Corporation and any Parent or Subsidiary may be Designated Companies; provided, however, that at any given time, a Parent or Subsidiary that is a Designated Company under a Section 423 Offering will not be a Designated Company under a Non-423 Offering.

(k) “Effective Date” means the date the Plan, as adopted by the Board, is approved by the stockholders of the Corporation, as provided in Section 18 hereof.

(l) “Eligible Employee” means any individual in an employee-employer relationship with the Corporation or a Designated Company for income tax and employment tax withholding and reporting purposes. For purposes of clarity, and unless otherwise required by Section 423 of the Code, the term “Eligible Employee” will not include the following, regardless of any subsequent reclassification as an employee by the Corporation or a Designated Company, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Corporation or a Designated Company who has entered into an independent contractor or consultant agreement with the Corporation or a Designated Company; (iv) any individual performing services for the Corporation or a Designated Company under a purchase order, a supplier agreement or any other agreement that the Corporation or a Designated Company enters into for services; (v) any individual classified by the Corporation or a Designated Company as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Corporation or a Designated Company; and (vii) any leased employee. The Committee will have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.

(m) “Eligible Pay” means the total amount paid by the Corporation or any Parent, Subsidiary or Affiliate to the Eligible Employee (other than amounts paid after termination of employment that are not included on the Eligible Employee’s final paycheck, even if such amounts are paid for pre-termination date services) as (1) base salary or wages (including 13th/14th month payments, holiday pay, or similar concepts under local law); and/or (2) cash incentives paid pursuant to the Northern Partners Incentive Plan (inclusive of any subplans) (“NPIP”);, but excluding any other form of compensation, including, without limitation, non-NPIP cash bonuses, commissions, overtime pay, stipends, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, pension, retainers, severance pay, disability pay, special stay-on bonus, income derived from stock options, stock appreciation rights, restricted stock units and dispositions of stock acquired thereunder, any other allowances, and any other special remuneration or variable pay. For Eligible Employees in the United States, Eligible Pay will include elective amounts that are not includible in gross income of the Eligible Employee by reason of Sections 125, 132(f), 402(e)(3), 402(h) or 403(b) of the Code. The Committee, in its discretion, may establish a different definition of Eligible Pay for a subsequent Offering Period, which for Section 423 Offerings shall apply on a uniform and nondiscriminatory basis. Further, the Committee will have discretion to determine the application of this definition to Eligible Employees outside the United States.

(n) “Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period occurring before the first day of each Offering Period, as prescribed by the Committee.

(o) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(p) “Fair Market Value” means, as of any given date, (i) the closing sales price for the Common Stock on the applicable date as quoted on the NASDAQ or, if no sale occurred on such date, the closing price reported for the first Trading Day immediately prior to such date during which a sale occurred; or (ii) if the Common Stock is not traded on an exchange but is regularly quoted on a national market or other quotation system, the closing sales price on such date as quoted on such market or system, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (iii) in the absence of an established market for the Common Stock of the type described in (i) or (ii) of this Section 1(p), the fair market value established by the Committee acting in good faith.

(q) “Fractional Share Interest” means an interest in a Share allocated to a Participant upon the purchase of Shares and facilitated by the Corporation’s brokerage firm, providing for such rights with respect to a Share as shall be specified by the Committee. In the interest of clarity, no fractional Shares shall be issued by the Corporation under the Plan.

(r) “Offering” means a Section 423 Offering or a Non-423 Offering of a right to purchase Shares under the Plan during an Offering Period as further described in Section 6. Unless otherwise determined by the Committee, each Offering under the Plan in which Eligible Employees of a Designated Company may participate will be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical provided that all Eligible Employees granted purchase rights in a particular Offering will have the same rights and privileges, except as otherwise may be permitted by Code Section 423; a Non-423 Offering need not satisfy such requirements.

(s) “Offering Period” means the periods established in accordance with Section 6 during which rights to purchase Shares may be granted pursuant to the Plan and Shares may be purchased on one or more Purchase Dates. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 17.

(t) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(u) “Participant” means an Eligible Employee who elects to participate in the Plan.

(v) “Plan” means the Northern Trust Corporation 2026 Employee Stock Purchase Plan, as may be amended from time to time.

(w) “Purchase Date” means the last Trading Day of each Purchase Period (or such other Trading Day as the Committee may determine).

(x) “Purchase Period” means a period of time within an Offering Period, as may be specified by the Committee in accordance with Section 6, generally beginning on the first Trading Day of each Offering Period and ending on a Purchase Date. An Offering Period may consist of one or more Purchase Periods.

(y) “Purchase Price” means the purchase price at which Shares may be acquired on a Purchase Date and which will be set by the Committee; provided, however, that the Purchase Price for a Section 423 Offering will not be less than eighty-five percent (85%) of the lesser of (i) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (ii) the Fair Market Value of the Shares on the Purchase Date. Unless otherwise determined by the Committee prior to the commencement of an Offering Period, the Purchase Price will be ninety percent (90%) of the Fair Market Value of the Shares on the Purchase Date.

(z) “Shares” means the shares of Common Stock.

(aa) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(bb) “Tax-Related Items” means any income tax, social insurance, payroll tax, payment on account or other tax-related items arising in relation to the Participant’s participation in the Plan.

(cc) “Trading Day” means a day on which the principal exchange that Shares are listed on is open for trading or, if the Shares are not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

3. Number of Reserved Shares. Subject to adjustment pursuant to Section 16 hereof, 3,500,000 Shares may be sold pursuant to the Plan. Such Shares may be authorized but unissued Shares, treasury Shares or Shares purchased in the open market. For avoidance of doubt, up to the maximum number of Shares reserved under this Section 3 may be used to satisfy purchases of Shares under Section 423 Offerings and any remaining portion of such maximum number of Shares may be used to satisfy purchases of Shares under Non-423 Offerings.

4. Administration of the Plan.

(a) Committee as Administrator. The Plan will be administered by the Committee. Notwithstanding anything in the Plan to the contrary, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board. Subject to Applicable Law, no member of the Board or Committee (or its delegates) will be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Committee will be entitled to rely upon, and no member of the Committee will be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Corporation’s officers or employees, the Corporation’s accountants, the Corporation’s counsel and any other party that the Committee deems necessary.

(b) Powers of the Committee. The Committee will have full power and authority to: administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees will participate in a Section 423 Offering or a Non-423 Offering and which Subsidiaries and Affiliates of the Corporation (or Parent, if applicable) will be Designated Companies participating in either a Section 423 Offering or a Non-423 Offering, (iii) determine the terms and conditions of any right to purchase Shares under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 16 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Purchase Price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan including, without limitation, the adoption of such rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as are necessary or appropriate to facilitate participation in the Plan by employees who are foreign nationals or employed outside the United States and/or to take advantage of tax-qualified treatment for the Plan that may be available in certain jurisdictions, as further set forth in Section 4(c) below.

(c) Non-U.S. Sub-Plans. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate local laws, customs and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan will govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423, any such Sub-Plan will be considered part of a Non-423 Offering, and purchase rights granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify or supplement the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (i) eligibility to participate, (ii) the definition of Eligible Pay, (iii) the dates and duration of Offering Periods or other periods during which Participants may make Contributions towards the purchase of Shares, (iv) the method of determining the Purchase Price and the discount from Fair Market Value at which Shares may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable Sub-Plan, (vi) the treatment of purchase rights upon a Change in Control or a change in capitalization of the Corporation, (vii) the handling of payroll deductions or alternative methods of payment in the event payroll deductions are not administratively feasible or are otherwise impermissible, (viii) establishment of bank, building society or trust accounts to hold Contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures, (xiv) refunding any payroll deductions in lieu of applying to the purchase of Shares on the next Purchase Date after an Eligible Employee’s withdrawal or termination from the Plan) and (xv) handling of Share issuances. The Corporation shall maintain a record of any such Sub-Plans and the related jurisdictional differences.

(d) Binding Authority. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan and any enrollment form or other instrument or agreement relating to the Plan will be made in the Committee’s sole discretion and will be final, binding and conclusive for all purposes and upon all interested persons.

(e) Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, one or more officers of the Corporation or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 4(e).

5. Eligible Employees.

(a) General. Any individual who is an Eligible Employee as of the commencement of an Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 7.

(b) Non-U.S. Employees. An Eligible Employee who works for a Designated Company and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

(c) Code Section 423 Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted a right to purchase Shares (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Corporation and/or hold outstanding options to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Corporation or of any Parent or Subsidiary of the Corporation, or (ii) under a Section 423 Offering, to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Corporation and any Parent and Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such stock (determined at the fair market value of the shares of such stock at the time such right is granted) for each calendar year in which such purchase right is outstanding. Notwithstanding the above, for calendar year 2026, the above referenced Twenty-Five Thousand Dollar (US$25,000) limit shall be Twelve Thousand Five Hundred Dollars (US$12,500).

(d) Other Limitations on Eligibility. The Committee, in its discretion, from time to time may, prior to an Enrollment Period for all purchase rights to be granted in an Offering, determine (on a uniform and nondiscriminatory basis for Section 423 Offerings) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or who is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Section 423 Offering in an identical manner to all highly compensated individuals of the Designated Company whose employees are participating in that Offering.

6. Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day of the relevant Offering Period and terminating on the last Trading Day of the relevant Offering Period. Unless and until the Committee determines otherwise in its discretion, each Offering Period will consist of one (1) approximately three (3)-month Purchase Period, which will run simultaneously with the Offering Period. Unless otherwise provided by the Committee, Offering Periods will run from:

(a) July 1 (or the first Trading Day thereafter) through September 30 (or the first Trading Day prior to such date),

(b) October 1 (or the first Trading Day thereafter) through December 31 (or the first Trading Day prior to such date),

(c) January 1 (or the first Trading Day thereafter) through March 31 (or the first Trading Day prior to such date) and

(d) April 1 (or the first Trading Day thereafter) through June 30 (or the first Trading Day prior to such date).

The Committee has authority to establish additional or alternative sequential or overlapping Offering Periods, a different number of Purchase Periods within an Offering Period, a different duration for one or more Offering Periods or Purchase Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. To the extent that the Committee establishes additional or overlapping Offering Periods, the Committee will have discretion to structure an Offering Period so that if the Fair Market Value of a share of Common Stock on the first Trading Day of the Offering Period in which a Participant is currently enrolled is higher than the Fair Market Value of a share of Common Stock on the first Trading Day of any subsequent Offering Period, the Corporation will automatically enroll such Participant in the subsequent Offering Period and will terminate his or her participation in such original Offering Period.

7. Participation.

(a) Enrollment and Payroll Deductions. An Eligible Employee may elect to participate in an Offering Period under the Plan during any Enrollment Period. Any such election will be made by completing the online enrollment process through the Corporation’s designated Plan broker or by completing and submitting an enrollment form to the Committee or its designee during such Enrollment Period, authorizing Contributions in whole percentages from one percent (1%) to ten percent (10%) of each component of the Eligible Employee’s Eligible Pay for the Purchase Period within the Offering Period to which the deduction applies. Eligible Employee’s shall make separate deduction elections applicable to the portion of their Eligible Pay under Section 2(m)(1) and Section 2(m)(2).

(b) Election Changes. A Participant may elect to increase or decrease the rate of such Contributions during any subsequent Enrollment Period by submitting the appropriate form online through the Corporation’s designated Plan broker or to the Committee or its designee, provided that no change in Contributions will be permitted to the extent that such change would result in total Contributions exceeding ten percent (10%) of any component of the Eligible Employee’s Eligible Pay, or such other minimum or maximum amount as may be determined by the Committee. During a Purchase Period, a Participant may not change his or her rate of Contributions, with the exception that the Participant may reduce his or her rate of Contributions to zero percent (0%), to become effective as soon as possible after completing an amended enrollment form (either through the Corporation’s online Plan enrollment process or by submitting the appropriate form to the Committee or its designee). If a Participant reduces his or her rate of Contributions to zero percent (0%) during an Offering Period, the Contributions made by the Participant prior to such reduction will be applied to the purchase of Shares on the next Purchase Date, but if the Participant does not increase such rate of Contributions above zero percent (0%) at least two weeks prior to the commencement of the next subsequent Offering Period (or by such other deadline as determined by the Committee), such action will be treated as the Participant’s withdrawal from the Plan in accordance with Section 14 hereof.

(c) Participation in Subsequent Offering Periods. Once an Eligible Employee elects to participate in an Offering Period, then such Participant will automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period at the same Contribution level as was in effect in the prior Offering Period unless the Participant elects to increase or decrease the rate of Contributions or withdraws or is deemed to withdraw from this Plan as described above in this Section 7. A Participant that is automatically enrolled in a subsequent Offering Period pursuant to this Section 7 is not required to file any additional documentation in order to continue participation in the Plan.

(d) Committee Authority. The Committee has the authority to change the foregoing rules set forth in this Section 7 regarding participation in the Plan.

8. Contributions. The Corporation will establish an account in the form of a bookkeeping entry for each Participant for the purpose of tracking Contributions made by each Participant during the Offering Period, and will credit all Contributions made by each Participant to such account. The Corporation will not be obligated to segregate the Contributions from the general funds of the Corporation or any Designated Company nor will any interest be paid on such Contributions, unless otherwise determined by the Committee or required by Applicable Law. All Contributions received by the Corporation for Shares sold by the Corporation on any Purchase Date pursuant to this Plan may be used for any corporate purpose.

9. Number of Shares That an Employee May Purchase. Subject to the limitations set forth in Section 5(c), each Participant will have the right to purchase as many Shares, including Fractional Share Interests, as may be purchased with the Contributions credited to his or her account as of the last day of the Offering Period (or such other date as the Committee may determine) at the Purchase Price applicable to such Offering Period; provided, however, that a Participant may not purchase in excess of 250 Shares under the Plan per Offering Period or such other maximum number of Shares as may be established for an Offering Period by the Committee (in each case subject to adjustment pursuant to Section 16 hereof). Notwithstanding the foregoing, the Committee may determine that Fractional Share Interest may not be purchased under the Plan, in which case any amount remaining in a Participant’s account that was not applied to the purchase of Shares on a Purchase Date because it was not sufficient to purchase a whole Share will be carried forward for the purchase of Shares on the next following Purchase Date. However, any amounts not applied to the purchase of Shares during an Offering Period for any reason other than as described in the foregoing sentence shall be promptly refunded following such Purchase Date and will not be carried forward to any subsequent Offering Period.

10. Taxes. At the time a Participant’s purchase right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares acquired under the Plan, the Participant will make adequate provision for any Tax-Related Items. In their sole discretion, and except as otherwise determined by the Committee, the Corporation or the Designated Company that employs the Participant may satisfy their obligations to withhold Tax-Related Items by withholding from the Participant’s wages or other compensation. In addition, the Corporation may (a) withhold a sufficient number of Shares (or Fractional Share Interest, if permitted by the Committee) otherwise issuable following purchase having an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares or (b) withhold from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Corporation. The Corporation or the Designated Company that employs the Participant may satisfy their obligations to withhold Tax-Related Items by any other method deemed acceptable by the Committee and permitted under Applicable Law.

11. Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each Participant to be established by the Corporation or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by a Participant pursuant to the Plan will be held in the Participant’s brokerage or Plan share account. The Corporation may require that Shares be retained in such brokerage or Plan share account for a designated period of time, and/or may establish procedures to permit tracking of dispositions of Shares. Unless otherwise determined by the Committee, shares purchased by a Participant must be held in the Participant’s brokerage or Plan share account for six (6) months from the Purchase Date.

12. Rights as a Stockholder. A Participant will have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until recorded in the books of the brokerage firm selected by the Committee or, as applicable, the Corporation, its transfer agent, stock plan Committee or such other outside entity which is not a brokerage firm except as otherwise provided immediately below. Unless otherwise provided by the Committee, Participant shall not be, nor shall have any rights or privileges of a stockholder of the Corporation, including the right to vote, in respect of any Fractional Share Interests issued to Participant until the Fractional Share Interests credited to Participant aggregate to a whole Share.

13. Rights Not Transferable.

(a) Rights granted under this Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during a Participant’s lifetime only by the Participant.

(b) Any Fractional Share Interests issued to Participant shall remain in Participant’s account at the Corporation’s brokerage firm until the disposition of the Fractional Share Interests and shall not become transferable to another broker unless and until any Fractional Share Interests aggregate to a whole Share.

14. Withdrawals. A Participant may withdraw from an Offering Period to become effective as soon as possible after submitting the appropriate amended enrollment form online through the Corporation’s designated Plan broker or to the Committee or its designee. Upon receipt of such notice, automatic deductions of Contributions on behalf of the Participant will be discontinued as soon as administratively possible , and such Participant will not be eligible to participate in the Plan until the next Enrollment Period. Unless otherwise determined by the Committee, the Contributions made by the Participant prior to such withdrawal will be applied to the purchase of Shares on the next Purchase Date.

15. Termination of Employment.

(a) General. Upon a Participant ceasing to be an Eligible Employee for any reason prior to a Purchase Date (including pursuant to Section 15(c) below), unless otherwise determined by the Committee, the Contributions made by the Participant prior to their ceasing to be an Eligible Employee will be applied to the purchase of Shares on the next Purchase Date.

(b) Leave of Absence. Subject to the discretion of the Committee, if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant will continue and any amounts credited to the Participant’s Contribution account may be used to purchase Shares as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant will be discontinued and no other Contributions will be permitted (unless otherwise determined by the Committee or required by Applicable Law), but any amounts then credited to the Participant’s contribution account may be used to purchase Shares on the next applicable Purchase Date. Where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(c) Transfer of Employment. Unless otherwise determined by the Committee, a Participant shall be deemed to have ceased to be an Eligible Employee for the current Offering Period upon a transfer of employment from a Designated Company in one country to a separate Designated Company in another country, provided that, in accordance with Section 2(r) of the Plan, such Designated Companies are not participating in the same Section 423 Offering under the Plan. Any Participant who is withdrawn from the Plan pursuant to this Section 15(c) may re-enroll in the Plan for any subsequent Offering Period for which he or she is eligible pursuant to Section 7 of the Plan.

16. Adjustment Provisions.

(a) Changes in Capitalization. In the event of any change affecting the number, class, value, or terms of the shares of Common Stock resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution (but excluding any regular cash dividend), then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan (including the numerical limits of Sections 3 and 9), the Purchase Price per Share and the number of shares of Common Stock covered by each right under the Plan that has not yet been exercised. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this Section. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to a purchase right.

(b) Change in Control. In the event of a Change in Control, each outstanding right to purchase Shares will be equitably adjusted and assumed or an equivalent right to purchase Shares substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a Change in Control refuses to assume or substitute for the purchase right or the successor corporation is not a publicly traded corporation, the Offering Period then in progress will be shortened by setting a new purchase date, which will be before the date of the Corporation’s proposed Change in Control. At least ten (10) Trading Days prior to the new purchase date, the Committee will notify each Participant in writing of the new purchase date, and that Shares will be purchased automatically for the Participant on the new purchase date, unless prior to such date the Participant has withdrawn from the Offering Period, as provided in Section 14 hereof.

17. Amendments and Termination of the Plan. The Board or the Committee may amend the Plan at any time, provided that, if stockholder approval is required pursuant to Applicable Law, then no such amendment will be effective unless approved by the Corporation’s stockholders within such time period as may be required. The Board or the Committee may suspend the Plan or discontinue the Plan at any time, including shortening an Offering Period in connection with a spin-off or other similar corporate event. Upon termination of the Plan, all Contributions will cease and all amounts then credited to a Participant’s account will be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts will be promptly refunded, without interest (unless otherwise required by Applicable Laws), to Participants. For the avoidance of doubt, the Board or Committee, as applicable herein, may not delegate its authority to make amendments to or suspend the operations of the Plan pursuant to this Section.

18. Stockholder Approval; Effective Date. The Plan was adopted by the Board on March 9, 2026 and will be subject to approval by the stockholders of the Corporation within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Law. The Plan will become effective on the Effective Date.

19. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Corporation will not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. federal, state, or local securities or exchange control law or under rulings or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state, or local governmental agency, which registration, qualification or approval the Committee will, in its absolute discretion, deem necessary or advisable. The Corporation is under no obligation to register or qualify the Shares with any U.S. state or non-U.S. securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this Section 19, the Committee determines that the Shares will not be issued to any Participant, any Contributions credited to such Participant’s account will be promptly refunded, without interest (unless otherwise required by Applicable Laws), to the Participant, without any liability to the Corporation or any of its Subsidiaries or Affiliates (or any Parent, if applicable).

20. Disqualifying Dispositions; Mandatory Holding Period. Each Participant in the Section 423 Offering shall give the Corporation prompt written notice of any disposition of Shares acquired pursuant to the Plan, if such disposition is made within two years after the first Trading Day of the Offering Period or within one year after the Purchase Date. The Committee may determine to impose a mandatory holding period during which Participants in the Section 423 Offering and Non-423 Offering may not dispose of Shares acquired pursuant to the Plan, provided that such mandatory holding period will not exceed the longer of: (a) the two-year period after the applicable first Trading Day of the Offering Period, or (b) the one-year period after the applicable Purchase Date. With respect to Participants in the Non-423 Offering, a mandatory holding period (if any) need not apply on a uniform basis to each Participant.

21. Code Section 409A; Tax Qualification.

(a) Code Section 409A. Rights to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A of the Code and rights to purchase Shares granted under a Non-423 Offering are intended to be exempt from Section 409A of the Code pursuant to the “short-term deferral” exemption contained therein. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Corporation will have no liability to a Participant or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Corporation makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A of the Code.

(b) Tax Qualification. Although the Corporation may endeavor to (i) qualify a right to purchase Shares for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Corporation makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 21(a) hereof. The Corporation will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

22. No Employment Rights. Participation in the Plan will not be construed as giving any Participant the right to be retained as an employee of the Corporation, its Subsidiary, or one of its Affiliates or Parent, as applicable. Furthermore, the Corporation, a Subsidiary, or an Affiliate (or Parent, if applicable) may dismiss any Participant from employment at any time, free from any liability or any claim under the Plan.

23. Governing Law; Choice of Forum. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of United States federal law, this Plan will be governed by and construed in accordance with the internal laws of Delaware without giving effect to the conflict of laws principles thereof. The Corporation and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or U.S. federal court located in Illinois over any suit, action or proceeding arising out of or relating to or concerning the Plan. The Corporation and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 23 has a reasonable relation to the Plan and to the relationship between such Participant and the Corporation. Notwithstanding the foregoing, nothing in the Plan will preclude the Corporation from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 23.

24. Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

25. Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of the Plan.

26. Expenses. Unless otherwise set forth in the Plan or determined by the Committee, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to Participants, will be borne by the Corporation and its Subsidiaries or Affiliates (or any Parent, if applicable).